                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E) (2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to section 240.14a-11(c) or Section 240.14a-12

                             BIG DOG HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                        [LOGO of Big Dog Holdings, Inc.]
                             BIG DOG HOLDINGS, INC.
                                121 Gray Avenue
                        Santa Barbara, California 93101

Dear Stockholder:

     We cordially invite you to attend the Annual Meeting of Stockholders which will be held on Thursday, May 20, 1999 at 3:00 pm, local time, in Los Angeles, California.

     The following notice of meeting identifies each business item for your action. These items are the election of two directors and the ratification of Deloitte & Touche LLP as the Company's independent public accountants and auditors for the 1999 fiscal year. The Board of Directors recommends that you vote FOR each of these items. We have also included a proxy statement that contains more information about these items and the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

     Thank you for your continued interest in Big Dog Holdings, Inc.

                                        Sincerely,

                                        /s/ Andrew D. Feshbach
                                        Andrew D. Feshbach
                                        Chief Executive Officer and Director



                        [LOGO of Big Dog Holdings, Inc.]
                             BIG DOG HOLDINGS, INC.
                                 121 Gray Avenue
                         Santa Barbara, California 93101

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1999

                                 --------------


TO THE STOCKHOLDERS OF
BIG DOG HOLDINGS, INC.

     The 1999 Annual Meeting of Stockholders of BIG DOG HOLDINGS, INC. (the "Company") will be held at the Beverly Hilton Hotel, 9876 Wilshire Blvd, Beverly Hills, CA 90210 on Thursday, May 20, 1999 at 3:00 pm, local time, for the following purposes: 1. To elect two directors to serve until the Company's 2002 Annual Meeting; 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants and auditors for the 1999 fiscal year; and 3. To transact such other business as may properly come before the meeting or any adjournments thereof. Only stockholders of record at the close of business on April 14, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors,

                                            /s/ Anthony J. Wall
                                            Anthony J. Wall
                                            Secretary

Santa Barbara, California
April 23, 1999

                             BIG DOG HOLDINGS, INC.
                                 121 Gray Avenue
                         Santa Barbara, California 93101

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999

     This Proxy Statement is furnished to stockholders by the Board of Directors of Big Dog Holdings, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Beverly Hilton Hotel, 9876 Wilshire Blvd, Beverly Hills, California, 90210 on Thursday, May 20, 1999 at 3:00 pm (local time), and at any adjournments or postponements of the meeting. The Company's principal executive offices are located at 121 Gray Avenue, Santa Barbara, California 9310 and its telephone number is (805) 963-8727. This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about April 23, 1999.

General  Information, Voting Rights and Voting Procedures

     April 14, 1999 is the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the meeting. 12,100,350 shares of Common Stock of the Company ("Common Stock") were outstanding on the Record Date, and are entitled to vote at the meeting. The Common Stock is the only outstanding voting stock of the Company, with each share entitled to one vote.

     Each accompanying proxy card that is properly signed and returned to the Company, and not revoked, will be voted in accordance with the instructions contained therein. The proxy may be revoked at any time before it is exercised by delivery to the Secretary of the Company, either in person or by mail, of a written notice of revocation. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

     Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will (i) vote FOR the election of Robert H. Schnell and David Walsh to the Board of Directors of the Company, (ii) vote FOR the approval of Deloitte & Touche LLP as the Company's independent public accountants and auditors for the 1999 fiscal year and (iii) will use their discretion with regard to other matters (of which the Company is not now aware) that may be properly presented at the meeting or any adjournments or postponements of the meeting and all matters incident to the conduct of the meeting.

     The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. Assuming the presence of a quorum, the directors nominated will be re-elected by a plurality of the votes cast by the stockholders entitled to vote at the meeting, and the approval of the appointment of Deloitte & Touche LLP as the Company's independent accountants and auditors will require a majority of the votes cast by the stockholders represented and entitled to vote at the meeting.

     Abstentions will be treated as shares that are present in determining those entitled to vote on a matter and the presence of a quorum. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain share, those shares will be counted for general quorum purposes, but will not be counted as represented at the meeting in determining the number of shares necessary for approval of that matter. Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees of the Board of Directors and appointment of Deloitte & Touche LLP.

Security Ownership of Principal Shareholders and Management

     The following table shows certain information, as of March 15, 1999, with respect to the shares of the Company's Common Stock beneficially owned by (i) persons or entities known by the Company to own 5% or more of the Company's Common Stock, (ii) the Company's directors and Named Executive Officers (as defined under "Executive Compensation") and (iii) all directors and Named Executive Officers as a group.

                                                  Number of           Options and                Percent of
        NAME and ADDRESS                        Shares Owned(1)       Warrants(2)     Total       Class(3)
-------------------------------------------     --------------        -----------   ---------    ----------
Fred Kayne.................................       6,001,110(4)            0         6,001,110       49.6%
  c/o Fortune Financial
  1800 Avenue of the Stars, Suite 1112
  Los Angeles, CA  90067

Andrew D. Feshbach.........................       1,195,400(5)            0          1,195,400       9.9%
  c/o Big Dog Holdings, Inc.
  121 Gray Avenue
  Santa Barbara, CA  93101

Fidelity Advisor Strategic Opportunities Fund
  82 Devonshire Street                            1,011,600(6)          ---          1,011,600       8.4%
  Boston, MA  02109

    FMR Corp., Edward C. Johnson 3d and
    Abigail P. Johnson
    c/o FMR Corp.
    82 Devonshire Street
    Boston, MA  02109

Robert H. Schnell..........................         317,220(7)       30,333            347,553       2.9%
Anthony J. Wall............................         117,000           2,000            119,000        ---
Douglas N. Nilsen..........................         100,000           4,000            104,000        ---
Roberta J. Morris..........................          70,000           1,500             71,500        ---
Andrew W. Wadhams..........................          50,000           4,000             54,000        ---
David J. Walsh.............................          20,000          15,000             35,000        ---
Steven C. Good.............................           5,000           3,000              8,000        ---
Kenneth A. Solomon.........................               0           3,000              3,000        ---


All directors and executive officers as a
group (10 persons).........................       7,855,7307         62,833          7,938,563        65.6%

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.

(2) Represents shares subject to options or warrants held by directors and Named Executive Officers that are exercisable as of March 15, 1999 or become exercisable within 60 days thereof.

(3) Based on 12,100,350 shares outstanding. Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and the shares deemed outstanding due to exercisable options.

(4) Includes 38,610 shares of Common Stock held in trusts (of which Mr. Kayne is one of two co-trustees) for the benefit of certain relatives. Mr. Kayne disclaims any pecuniary interest in the trust's shares.

(5) All such shares are owned by the Feshbach Trust, of which Mr. Feshbach and his wife are co-trustees.

(6) Based on a Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission. According to such 13G, all of the shares shown are owned by Fidelity Advisor Strategic Opportunities Fund (the "Fund").Fidelity Management & Research Company ("Fidelity"), as advisor to the Fund, and FMR Corp., Edward P. Johnson and Abigail Johnson, as a result of their direct or indirect control of Fidelity, may also be deemed to be beneficial owners of the shares.

(7) All such shares are owned by the Robert and Renee Schnell Living Trust, of which Mr. Schnell and his wife are co-trustees.



                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Board of Directors

     The Board of Directors of the Company is comprised of six members divided into three classes. Stockholders elect one-third of the members of the Board of Directors each year, and the members of each class serve on the Board of Directors for three years. The terms of Robert Schnell and David Walsh, the Class II Directors, expire in 1999 and each has been nominated to stand for re-election at the Annual Meeting to hold office until the Company's Annual Meeting in 2002 or until his successor is duly elected and qualified. The terms of other directors expire at the Annual Meeting in 2000 or 2001.

     The Board of Directors recommends a vote "FOR" the election of each of the nominees. Unless authority to do so is withheld, the persons named in the enclosed proxy card(s) (or their substitutes) will vote the shares represented thereby FOR the election of Robert H. Schnell and David J. Walsh. If either nominee becomes unavailable or is unable to serve as a director, the persons named as proxies (or their substitutes) will have full discretion and authority to vote or refrain from voting for any other nominee.

     The following table contains information regarding the nominees and the other incumbent directors.

              Nominees For Election-Term Expiring 2002 (Class II)
                                                                             Year First
                            Name                                 Age           Elected
                            ----                                 ---         ----------
Robert H. Schnell.........................................        59            1997
David J. Walsh............................................        39            1997

               Incumbent Directors-Term Expiring 2000 (Class III)
                                                                              Year First
                            Name                                 Age            Elected
                            ----                                 ---          ----------
Fred Kayne................................................        60             1992
Andrew D. Feshbach........................................        38             1992

                 Incumbent Directors-Term Expiring 2001(Class I)
                                                                              Year First
                            Name                                 Age            Elected
                            ----                                 ---          ----------
Steven C. Good............................................        56             1997
Kenneth A. Solomon........................................        36             1997

     Since September 1994 through the present, Mr. Schnell has been a private investor. Mr. Schnell served as Chairman of the Board of Cosmar Corporation, a designer and, through an affiliated company, a manufacturer of artificial nail and nail care products, from October 1986 until its sale in August 1994.

     Mr. Walsh has served as Senior Vice President-Strategic Planning of Transaction Network Services, Inc., a provider of data communications services for more than five years.

     Mr. Kayne co-founded the Company in May 1992 and has served as its Chairman since that time. Mr. Kayne co-founded Fortune Fashions, Inc., a custom manufacturer of embellished apparel for the tourist industry, in 1991 and has served as its Chairman and President since that time. Mr. Kayne also founded Fortune Financial, a private merchant banking firm, in 1986 and has served as its Chairman and President since that time. Mr. Kayne also serves as a director of The Right Start, Inc., an infant products retailer and catalog company.

     Mr. Feshbach co-founded the Company in May 1992 and has served as President, Chief Executive Officer and as a director since that time. From June 1992 until May 1997, Mr. Feshbach also served as Chief Financial Officer of the Company. Mr. Feshbach co-founded Fortune Fashions, Inc. in 1991 and he has served as one of its directors since that time. Mr. Feshbach serves as a director of The Right Start, Inc.

     Mr. Good founded Good, Swartz & Berns, an accountancy corporation more than five years ago and is the senior partner of that firm. Mr. Good also serves as a director of Opto Sensors, Inc. and Arden Realty Company.

     Mr. Solomon has served as President of Network Television for Studios USA Television (formerly Universal Television) since July 1997. From August 1995 to July 1997, Mr. Solomon served as co-head of television at DreamWorks SKG. From June 1994 to August 1995, Mr. Solomon served as Executive Vice President of Network Distribution at Fox Broadcasting. From 1992 to 1995, Mr. Solomon was Executive Vice President and General Sales Manager at Fox's Twentieth Century Television. Mr. Solomon currently serves as a director and Chair of the Convention Committee for the National Association of Television Producing Executives.

Board and Committee Meetings

     During 1998, there were four meetings of the Board of Directors. The Board maintains an Audit, Compensation, Employee Stock Option and Special Compensation Committee, the responsibilities of which are summarized below. Each Board member attended 75% or more of the meetings of the Board and the committees on which he served that were held in 1998.

     Audit Committee. Steven Good and David Walsh, neither of whom is an officer or employee of the Company, are the current members of the Audit Committee. The Audit Committee is responsible for monitoring and reviewing accounting methods adopted by the Company, internal accounting procedures and controls and audit plans. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors and monitors the scope and results of the Company's audits, the internal accounting controls of the Company, and the audit practices and professional services furnished by the Company's independent auditors. The Audit Committee held two meetings during 1998.

     Compensation Committee. Fred Kayne, Robert Schnell and David Walsh, none of whom is an officer or employee of the Company, are the current members of the Compensation Committee. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the officers of the Company and has principal responsibility for administering the Amended and Restated 1997 Performance Award Plan (the "1997 Plan"). The Compensation Committee held three meetings during 1998.

     Employee Stock Option Committee. The Employee Stock Option Committee is comprised of Fred Kayne and Andrew Feshbach and is responsible for authorizing grants of stock options and other awards under the 1997 Plan to employees of the Company who have positions below that of vice president, within guidelines established by the Compensation Committee. The Employee Stock Option Committee generally operates by unanimous written consent and held no meetings during 1998.

     Special Compensation Committee. Robert Schnell and David Walsh are the current members of the Special Compensation Committee, which has the responsibility of evaluating, authorizing and administering stock option grants and other awards under the 1997 Plan to directors and executive officers whose compensation may be subject to Section 162(m) limits under the Internal Revenue Code. The Special Compensation Committee held one meeting during 1998.

Compensation of Directors

     Cash Compensation of Directors. Each non-employee director (excluding Mr. Kayne) receives a fee of $10,000 per year for his services and is entitled to be reimbursed for expenses incurred in connection with attendance at Board or committee meetings. Mr. Kayne is paid a fee of $10,000 per month for acting as Chairman. Directors who are employees of the Company are not paid any additional compensation for their services as a director. No additional compensation was paid to directors for participating in committees during 1998. However, for 1999 the Board has approved payment of an additional fee of $2,500 per year for each director who is a member of the Compensation Committee (other than Mr. Kayne) and $5,000 per year for each director who is a member of the Audit Committee.

     Option Grants to Non-Employee Directors. On April 7, 1998, options to acquire 10,000 shares at an exercise price of $14.00 per share that had been granted to each non-employee director in the prior year under the 1997 Plan were cancelled and options for the same number of shares were issued to the non-employee directors with an exercise price of $6.50 per share (the fair market value at the time of grant). See "Executive Compensation-Option Values" below. On June 5, 1998 each non-employee director was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $6.50 per share, which was greater than the market price of the Common Stock at the close of trading on the date of grant.

     If a non-employee director's services are terminated for any reason other than death, disability or retirement, any option held by the non-employee director that is then exercisable will remain exercisable for six months after the termination of service or until the expiration of the option term, whichever occurs first. If the non-employee director dies, becomes disabled or retires, his option will become fully exercisable and will remain exercisable for two years or until the expiration of the option term, whichever occurs first. Upon a change in control (as defined in the 1997 Plan), each option will become immediately exercisable for all shares at the time subject to that option. Any outstanding option that is not exercised prior to a reorganization in which the Company as an entity does not survive as a public company, may terminate, unless the option is assumed or replaced in the context of the reorganization.


                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation paid in the years indicated to the Company's Chief Executive
Officer and the Company's four other most highly compensated officers (the "Named Executive Officers").

                                      Summary Compensation Table
                                      --------------------------
                                                                                                Long Term
                                                                                              Compensation
                                                            Annual Compensation                   Awards
                                              -------------------------------------------     ------------
                                                                                                Securities
                                                                             Other Annual       Underlying
        Name and Principal Position           Year     Salary     Bonus(1)  Compensation(2)     Options(3)
------------------------------------------    ----   --------     -------   -------------       ----------
Andrew D. Feshbach........................    1998   $269,269     $90,000        ---               ---
  President and Chief Executive Officer       1997   $233,000     $75,000        ---               ---
                                              1996   $200,000         ---      $21,955             ---

Douglas N. Nilsen.........................    1998   $196,154     $25,000        ---             127,500
  Executive Vice President                    1997   $175,000     $20,000        ---               ---
                                              1996   $147,000     $10,000        ---               ---

Anthony J. Wall...........................    1998   $164,385     $25,000        ---             77,500
  Executive Vice President and General        1997   $126,000     $20,000        ---               ---
  Counsel                                     1996   $104,000         ---        ---               ---

Andrew W. Wadhams.........................    1998   $148,077     $25,000        ---             127,500
  Executive Vice President-Retail             1997   $138,000     $30,000        ---               ---
                                              1996   $ 56,000(4)  $ 5,000        ---               ---

Roberta J. Morris.........................    1998   $115,481     $25,000        ---             62,500
  Chief Financial Officer and Treasurer       1997   $ 99,000     $15,000        ---               ---
                                              1996   $ 92,900     $ 4,000        ---               ---


(1) Amounts shown represent the bonus earned by the Named Executive Officer during the year indicated, whether or not paid in that year.

(2)  Other 1996 annual compensation for Mr. Feshbach represents a car allowance.

(3) Does not include options for 300,000 shares granted to Mr. Feshbach that were voluntarily surrendered by him for no consideration and canceled.

(4) Mr. Wadhams was hired by the Company on August 1, 1996; this amount represents his salary from such date through December 31, 1996.

Option Grants

     The following table sets forth certain information with respect to the Options granted the Named Executive Officers during the Company's 1998 fiscal year. No SARs were granted to the Named Executive Officers during fiscal 1998.

                      Option Grants in the Last Fiscal Year
                      -------------------------------------
                                           Percent of
                                              Total
                                             Options
                             Number of     Granted to
                             Securities     Employees     Exercise or                Grant Date
                             Underlying      in Last      Base Price    Expiration     Present
           Name              Options(1)    Fiscal Year     per Share       Date       Value(2)
------------------------     ----------    -----------    -----------   ----------   ----------
Andrew D. Feshbach              ---            n/a            n/a           n/a          n/a

Douglas N. Nilsen              40,000          3.5%         $  6.50(3)     4/6/08     $222,275
                               30,000          2.6%            8.00(4)     4/6/08      163,350
                               30,000          2.6%           10.00(5)     4/6/08      159,452
                               27,500          2.4%            3.50(6)    12/7/08       81,444

Anthony J. Wall                20,000          1.8%         $  6.50(3)     4/6/08     $111,138
                               15,000          1.3%            8.00(4)     4/6/08       81,675
                               15,000          1.3%           10.00(5)     4/6/08       79,726
                               27,500          2.4%            3.50(6)    12/7/08       81,444

Andrew W. Wadhams              40,000          3.5%         $  6.50(3)     4/6/08     $222,275
                               30,000          2.6%            8.00(4)     4/6/08      163,350
                               30,000          2.6%           10.00(5)     4/6/08      159,452
                               27,500          2.4%            3.50(6)    12/7/08       81,444

Roberta J. Morris              15,000          1.3%         $   6.50(3)     4/6/08    $ 83,353
                               12,500          1.1%             8.00(4)     4/6/08      68,062
                               12,500          1.1%            10.00(5)     4/6/08      66,438
                               22,500          2.0%             3.50(6)    12/7/08      66,636

(1) Does not include stock options granted in 1998 that were then canceled in the same year, but does include options granted in the previous year that were repriced in 1998. See "Option Values" and "Summary of Compensation Table." Upon any termination of employment, options which have not yet vested will terminate. Vested but unexercised options expire 12 months after a termination of employment due to retirement, death or total disability; immediately upon any termination of the officer's employment "for cause"; and three months after termination of employment for any other reason. The 1997 Plan grants the Compensation Committee discretion to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment (other than "for cause") or change in control or to permit the transfer of options to certain related persons or entities on a case-by-case basis. Under the 1997 Plan, upon a change in control of the Company, all options become immediately exercisable unless the applicable Committee otherwise determines.

(2) The present value of the options as of their grant dates was calculated using the Black-Scholes single option model. The assumptions used in the model were: expected volatility of 259%, risk-free rate of return (approximately equal to the U.S. Treasury Strip rate at the grant date) of 5.4%, dividend yield of 0% and time to exercise of ten years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(3) Options granted at $6.50 per share vest in the following annual installments: 10% Year 1; 10% Year 2; 20% Year 3; 20% Year 4; 20% Year 5; 20% Year 6. The fair market value of the Company's stock at the time of the grant was $6.50.

(4) Options granted at $8.00 per share vest in five equal annual installments on the third through the seventh anniversary of the grant date. These options were premium-priced options, with an exercise price that was 123% of the fair market value of the underlying shares on the date of grant.

(5) Options granted at $10.00 vest in three equal annual installments on the fifth through the seventh anniversary of the grant date. These options were premium-priced options, with an exercise price that was 154% of the fair market value of the underlying shares on the date of grant.

(6) Options granted at $3.50 per share vest in five equal annual installments over five years. These options were premium-priced options, with an exercise price that was 110% of the fair market value of the Company's stock underlying shares on the date of grant.

Option Values

     The following table sets forth certain information with respect to the value of unexercised options held by Named Executive Officers at the end of 1998. "Value" is calculated as the difference between the fair market value and the exercise price of in-the-money options at year end. None of the Named Executive Officers exercised options during 1998.

                             Year-End Option Values
                             ----------------------
                                                     Number of Securities
                                                    Underlying Unexercised         Value of Unexercised
                                                          Options at             In-the-Money Options at
                                                       December 31, 1998             December 31, 1998
                                                  ---------------------------   --------------------------
                  Name                            Exercisable   Unexercisable   Exercisable  Unexercisable
--------------------------------------------      -----------   -------------   -----------  -------------
Andrew D. Feshbach..........................           0              0              0             0
Douglas N. Nilsen...........................           0          127,500            0          $34,375
Andrew W. Wadhams...........................           0          127,500            0          $34,375
Anthony J. Wall.............................           0           77,500            0          $34,375
Roberta J. Morris...........................           0           62,500            0          $28,125


     The following table sets forth certain information as to the repricing of options held by the Named Executive Officers.

                                Option Repricings
                                -----------------
                                                                                                  Length of
                                           Securities       Market                                 Original
                                           Underlying      Price of     Exercise                 Option Term
                                            Number of      Stock at     Price at    New          Remaining at
                               Date of       Options       Time of       Time of    Exercise       Date of
           Name               Repricing     Repriced      Repricing     Repricing     Price       Repricing
------------------------      ---------    ----------     ---------     ---------   --------     ------------
Andrew D. Feshbach,              n/a            0            n/a           n/a         n/a           n/a
Chief Executive Officer

Douglas N. Nilsen,             4/7/98        30,000         $6.50        $12.00       $6.50     6 yrs, 3 mos.
Executive Vice President

Andrew W. Wadhams,             4/7/98        25,000         $6.50        $12.00       $6.50     6 yrs, 3 mos.
Executive Vice President

Anthony J. Wall,               4/7/98        10,000         $6.50        $12.00       $6.50     6 yrs, 3 mos.
Executive Vice President

Roberta J. Morris,               n/a            0            n/a           n/a         n/a           n/a
Chief Financial Officer


Report of the Compensation Committee on Repricing of Options

     On February 5, 1998, the Board authorized the Compensation Committee and the Special Compensation Committee (for the executive officers) to reprice the options previously granted to directors, officers and employees to current fair market value. On April 7, 1998, such Committees repriced 408,750 outstanding options. Chairman of the Board Fred Kayne and Board member and Chief Executive Officer Andrew Feshbach held no options. As described above under "Options Granted in the Last Fiscal Year," the repriced options granted to officers have staggered exercise prices of $6.50 (the fair market value as of the repricing date) to $10.00, and a term of 10 years. The officers' options, which previously vested equally over five years commencing from their original date of grant, now vest over seven years, with the majority of the options vesting in the later years. The commencement of the vesting date for the officers was changed to restart as of the April 7, 1998 repricing date. The repriced options held by employees below the officer level and by non-employee directors have an exercise price of $6.50 (the fair market value as of the repricing date) and a term of 10 years, with regular 5-year vesting from April 7, 1998.

     The Board and the Committees approved the repricing based, in part, on their belief that the fair market value of the Common Stock was so significantly below the exercise prices of the outstanding options that that situation (1) was having or could have an adverse impact on the morale of the Company's employees,
(2) had largely abrogated the incentives that the options were designed to create, and (3) could impact the Company's competitive position with respect to retention of valued employees. The Board and the Committees believe that the repricing has helped and will continue to help the Company retain its officers and key employees and provides an incentive to all employees to work toward goals that will benefit all stockholders.nd key employees and provides an incentive to all employees to work toward goals that will benefit all stockholders.

                                              The Compensation Committee

                                              Fred Kayne
                                              Robert Schnell
                                              David Walsh

Employment Contracts, Termination of Employment and Change in Control
Arrangements

     The Company currently does not have any employment contracts with its Chief Executive Officer or any other Named Executive Officers. Unless the Compensation Committee provides otherwise, upon a change in control (as defined in the 1997
Plan) each option and stock appreciation right issued under the 1997 Plan will be come immediately exercisable, any restricted stock issued under the 1997 Plan will immediately vest free of restrictions, and the number of shares, cash or other property covered by any "performance share award" issued under the 1997 Plan will be issued to the grantee of such award. The Company has to date issued only options under the 1997 Plan.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filings of the Company pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the report by reference therein. The report shall not be deemed soliciting material or otherwise deemed filed under either such Act.

     The Compensation Committee consists of Messrs. Kayne, Schnell and Walsh, who are non-employee directors of the Company. The responsibilities of the Compensation Committee and the other committees to which the Board has delegated certain compensation responsibilities are described above under "Board and Committee Meetings."

Compensation Philosophy

     The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for annual cash incentive compensation (bonus) based on the Company's overall performance and the employee's individual performance and (3) stock options to provide long-term incentives for performance and to align the interests of executive officers and stockholders. There is no fixed ratio of total compensation to be represented by salary, incentive compensation or stock options.

Compensation of Named Executive Officers

     With respect to the base salaries and annual bonuses for 1999 for the Named Executive Officers, the Compensation Committee met with Mr. Feshbach to review his recommendations. The decisions of the Compensation Committee were not based on any set formula but focused on consideration of the performance of each executive in his or her particular area of responsibility, the executive's contribution to the Company's overall management team, an assessment of the future contributions the executive may be expected to make to the Company, and prevailing industry compensation levels.

     With respect to options granted to Named Executive Officers in 1998, the Special Compensation Committee met with Mr. Feshbach to review his recommendations. The specific amounts granted were again not determined by a formula, but were based on the individual's performance, his or her responsibilities and his or her anticipated ability to contribute to the future success of the Company.

Compensation of the Chief Executive Officer

     In 1998, Mr. Feshbach's salary and bonus were determined by the Compensation Committee based on the same factors applied to the other executive officers. In addition, the determination of Mr. Feshbach's base salary and bonus compensation also took into consideration the Company's achievement of sales and profit goals and the implementation of growth plans, cost controls, and other items affecting its business and stockholder value.

Section 162(m) Considerations

     Section 162(m) of the Internal Revenue Code limits the tax deductibility to the Company of compensation in excess of $1 million in any year for certain executive officers, except for qualified "performance-based compensation" under the Section 162(m) rules. No covered executive's compensation for these purposes exceeded $1 million for 1998. The Compensation Committee considers the Section 162(m) rules as a factor with respect to compensation matters, but will not necessarily limit compensation to amounts deductible under Section 162(m).

                                            The Compensation Committee

                                            Fred Kayne
                                            Robert Schnell
                                            David Walsh

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was, during the fiscal year, an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company served (i) as a member of the compensation committee (or board of directors serving the compensation function) of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Company's Board.

     Messrs. Kayne and Feshbach own approximately 60% and 10%, respectively, of the outstanding stock of Fortune Fashions. Mr. Kayne is the Chairman and President of Fortune Fashions and Mr. Feshbach is a director of Fortune Fashions. Mr. Feshbach is not involved in the day-to-day operations or management of Fortune Fashions. Fortune Fashions is a custom manufacturer of embellished apparel for the tourist industry, and for a number of years has been a supplier to the Company. Fortune Fashions sold approximately $2.2 million of goods, primarily graphic t-shirts, to the Company during 1998. The Company believes that the overall terms of the purchases from Fortune Fashions were comparable to what could have been obtained from an unaffiliated third party. In March 1998, the Company took in-house the management of the services provided by Fortune Fashions, and the Company currently does not plan to do substantial future business with Fortune Fashions. The Company's General Counsel, Anthony Wall, is also General Counsel for Fortune Fashions.

Certain Relationships and Related Party Transactions

     In connection with the purchase of Common Stock from the Company under the Company's 1996 Stock Incentive Plan (the "1996 Plan"), as partial payment from participants in the 1996 Plan, the Company accepted promissory notes with a 10-year term bearing interest at a rate of seven percent (7%) per annum, compounded annually and not payable until maturity. The only promissory note evidencing 1996 Plan participant indebtedness exceeding $60,000 was executed by Mr. Wadhams. Mr. Wadhams executed a note on July 29, 1996 evidencing a loan in the principal amount of $123,025 and secured by the pledge of 50,000 shares of Common Stock. The amount of Mr. Wadhams' indebtedness, including accrued interest, outstanding as of December 31, 1998, which was the maximum amount outstanding from January 1, 1998 through March 1, 1999 was $146,686.

     In connection with the purchase of a personal residence, on June 3, 1998, the Company loaned $175,000 to Executive Vice President and General Counsel Anthony Wall. The loan has a term of 5 years, bears interest at the rate of 8-1/2% per annum and is secured by a second lien on such residence.

     During 1998, the Company used Harmatta Construction, a construction company owned by Mr. Feshbach's brother-in-law, to provide store construction services to the Company. The Company paid $871,000 to Harmatta Construction during 1998 in connection with such services. Harmatta Construction continues to provide construction services to the Company in connection with the build-out of the Company's new retail stores. The Company believes that the terms of its relationship with Harmatta Construction are no less favorable to the Company than it could have obtained with unrelated third parties.

     See also "Compensation Committee Interlocks and Insider Participation."



                      COMPARISON OF CUMULATIVE TOTAL RETURN

     The following is a comparison of the cumulative total stockholder return on a $100 investment in the Common Stock of the Company, including the reinvestment of dividends, with the cumulative total return of a $100 investment in the Nasdaq National Stock Market Index and the CRSP Total Return Industry Index for Retail Trade Stocks for the period from September 30, 1997 (the first quarter ending after the Company's September 25, 1997 initial public offering) through December 31, 1998. The two comparison indexes are intended to provide a relevant comparison of total annual return in the time period (through December 31, 1998) in which the Company's Common Stock has been publicly traded.


                             BIG DOG HOLDINGS, INC.
                     Comparison of Cumulative Total Return*
                  September 30, 1997 through December 31, 1998

                         PERFORMANCE GRAPH APPEARS HERE

                                                     NASDAQ         NASDAQ
Measurement Period            BIG DOG             CRSP RETAIL       MARKET
(Fiscal Year Covered)      HOLDINGS, INC.         TRADE STOCKS      INDEX
-----------------------   --------------         ------------      -------
Measurement Pt- 9/26/97       $100.00                $100.00       $100.00
           9/30/97             100.00                 106.63        105.91
          12/31/97              40.18                 102.82         99.31
           3/31/98              47.32                 123.41        116.20
           6/30/98              36.61                 126.02        119.57
           9/30/98              22.32                  91.65        108.25
          12/31/98              33.93                 124.45        139.61

     The Comparison of Cumulative Total Return shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of the Company pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended except to the extent the Company specifically incorporates the Comparison by reference therein. The Comparison shall not be deemed soliciting material or otherwise deemed filed under either such Act.



                                   PROPOSAL 2

                         RATIFICATION OF APPOINTMENT OF
                   INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed Deloitte & Touche LLP as the Company's independent public accountants and auditors for the fiscal year ending December 31, 1999, subject to stockholder approval. Deloitte & Touche LLP has served as the Company's independent public accountants and auditors since 1992.

     Services which will be provided to the Company and its subsidiaries by Deloitte & Touche LLP with respect to the 1999 fiscal year include the examination of the Company's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultations on various tax matters.

     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and to make such statements as he or she may desire.

     The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as the Company independent public accountants and auditors for the 1999 fiscal year.

                                  MISCELLANEOUS

Other Matters

     If any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports, the Company believes that its reporting persons complied with all applicable filing requirements except for a failure to timely file a report on Form 5 relating to a small acquisition of shares by Mr. Good. Mr. Good's Form 5 was filed after the oversight was discovered.

Cost of Soliciting Proxies

     The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. The Company has not retained, and does not intend to retain, any other entities to assist in the solicitation of proxies. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

Form 10-K and Annual Report to Stockholders

     Enclosed with the Proxy Statement is the Annual Report of the Company for 1998. The Annual Report is enclosed for the convenience of stockholders only and should not be viewed as part of the proxy solicitation material. If any person who was a beneficial owner of Common Stock of the Company on the record date for the 1999 Annual Meeting desires additional copies of the Company's Annual Report, it will be furnished without charge upon receipt of a written request. The request should identify the person making the request as a stockholder of the Company and should be directed to:


                          Big Dog Holdings, Inc.
                          121 Gray Avenue
                          Santa Barbara, CA  93101
                          Attn: Stockholder Relations

Telephone requests may be directed to Stockholder Relations at (805) 963-8727, ext. 1700.

Proposals of Stockholders

     The 2000 Annual Meeting of stockholders is presently expected to be held in May 2000. To be considered for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting, proposals of stockholders intended to be presented at the meeting must be received by the Corporate Secretary, Big Dog Holdings, Inc., 121 Gray Avenue, Santa Barbara, California 93101, no later than December 28, 1999.

     A stockholder may wish to have a proposal presented at the 2000 Annual Meeting, but not to have it included in the Company's Proxy Statement for the meeting. If notice of the proposal is not received by the Company at the above address by March 9, 2000, then the proposal will be deemed untimely under Rule 14a-4(c) under the Securities and Exchange Act of 1934, and the Company will have the right to exercise discretionary voting authority with respect to the proposal.

     Stockholders wishing to bring proposals before the 2000 Annual Meeting must also comply with Section 1.9 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder proposals and sets forth certain requirements in regard thereto.



                                           Anthony J. Wall
                                           Executive Vice President,
                                           General Counsel and Secretary

PROXY
                             BIG DOG HOLDINGS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999
                                     BALLOT

     I hereby appoint Andrew D. Feshbach and Anthony J. Wall, and each of them or either of them, with full power to act without the other and with full power of substitution, my true and lawful attorneys and proxies, to vote all of the shares of common stock of Big Dog Holdings, Inc. (the 'Company') which the undersigned may be entitled to vote and to act for me in my name, place and stead at the Annual Meeting of Stockholders of the Company to be held at Beverly Hills, California, on Thursday, May 20, 1999 at 3:00 pm local time, and any adjournments or postponements thereof, for the purpose of considering and voting upon the following:

          1. ELECTION OF DIRECTORS ROBERT H. SCHNELL AND DAVID J. WALSH

            [_] FOR the nominees listed below [_] AUTHORITY WITHHELD
                      to vote for the nominees listed below

     If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name below:

                  ROBERT H. SCHNELL         DAVID J. WALSH

           2. RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS FOR THE 1999 FISCAL YEAR

                [_]  FOR      [_]  AGAINST      [_]  ABSTAIN

           3. OTHER BUSINESS: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                     Please sign and date the reverse side.






     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1, 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     Note: Please sign your name exactly as it appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If the stockholder is a corporation, sign in full corporate name by the authorized officer.

                                         ---------------------------------------
                                         Signature

                                         ---------------------------------------
                                         Signature (if jointly held)

                                         ---------------------------------------
                                         Date